standard info request:

complete state breakout, including average loan size, fico, ltv, &c

					Weighted	Weighted	Weighted
		Aggregate Remaining	% Loans by Remaining	Average	Average	Average	Average
	State	Principal Balance	Principal Balance	Balance	FICO	LTV	Coupon
	Alabama	$3,498,965.47	0.31%	$116,632.18	597	86.39%	9.06%
	Alaska	452,996.21	0.04	226,498.11	558	83.68	8.812
	Arizona	50,509,972.41	4.52	202,851.29	612	83.5	8.444
	Arkansas	1,397,619.25	0.13	116,468.27	628	82.88	8.732
	California	360,675,844.12	32.3	365,426.39	632	81.26	8.001
	Colorado	14,935,495.60	1.34	182,140.19	613	86.81	8.191
	Connecticut	11,554,420.72	1.03	245,838.74	616	82.01	8.119
	Delaware	2,521,790.26	0.23	229,253.66	613	86.25	7.797
	Florida	136,704,904.89	12.24	215,963.51	618	81.82	8.261
	Georgia	3,312,416.51	0.3	174,337.71	594	83.27	8.767
	Hawaii	13,733,584.91	1.23	392,388.14	637	81.74	7.579
	Idaho	761,735.36	0.07	126,955.89	626	83.14	8.258
	Illinois	79,252,976.11	7.1	194,247.49	609	85.29	8.693
	Indiana	7,916,664.60	0.71	106,981.95	615	88.24	8.902
	Iowa	1,964,658.09	0.18	93,555.15	605	86.48	9.496
	Kansas	2,233,724.18	0.2	124,095.79	623	88.15	8.71
	Kentucky	2,820,097.61	0.25	117,504.07	565	85.73	9.233
	Louisiana	12,200,485.89	1.09	129,792.40	610	85.72	8.691
	Maine	645,804.89	0.06	161,451.22	638	81.93	8.327
	Maryland	46,822,450.15	4.19	234,112.25	604	81.68	7.991
	Massachusetts	17,571,835.93	1.57	262,266.21	612	84.13	8.565
	Michigan	15,096,641.05	1.35	107,833.15	591	87.33	9.135
	Minnesota	15,963,455.53	1.43	190,041.14	622	84.97	8.279
	Mississippi	1,644,879.17	0.15	109,658.61	638	88.48	8.176
	Missouri	14,579,961.08	1.31	114,802.84	589	86.76	9.241
	Montana	142,955.87	0.01	142,955.87	537	70	9.15
	Nebraska	1,618,607.30	0.14	101,162.96	580	86.7	9.067
	Nevada	22,294,715.86	2	250,502.43	628	84.35	8.287
	New Hampshire	1,901,658.70	0.17	237,707.34	604	83.72	8.376
	New Jersey	54,049,892.61	4.84	270,249.46	613	82.49	8.376
	New Mexico	3,589,851.64	0.32	143,594.07	582	86.12	9.148
	New York	66,603,730.70	5.96	338,090.00	627	80.6	8.035
	North Carolina	5,824,645.63	0.52	132,378.31	594	88.31	9.032
	North Dakota	442,213.93	0.04	147,404.64	634	85.55	7.5
	Ohio	11,061,644.20	0.99	110,616.44	596	87.81	8.736
	Oklahoma	4,418,092.38	0.4	96,045.49	613	87.04	9.014
	Oregon	6,219,997.30	0.56	200,645.07	635	86.46	8.474
	Pennsylvania	22,276,326.74	2	152,577.58	602	84.98	8.544
	Rhode Island	7,954,352.84	0.71	248,573.53	611	85.37	8.497
	South Carolina	3,637,340.12	0.33	145,493.60	623	88.37	9.075
	South Dakota	798,360.11	0.07	99,795.01	628	83.06	8.589
	Tennessee	5,468,465.16	0.49	136,711.63	597	88.09	8.788
	Texas	30,314,434.06	2.71	124,750.76	592	86.43	9.216
	Utah	13,139,275.65	1.18	185,060.22	635	85.21	8.697
	Vermont	141,880.70	0.01	141,880.70	780	89.61	6.875
	Washington	21,041,229.43	1.88	241,853.21	617	83.95	8.318
	Wisconsin	13,418,303.33	1.2	142,747.91	596	87.39	9.379
	Wyoming	1,462,204.89	0.13	146,220.49	618	89.28	8.243
	Total:	$1,116,593,559.14	100.00%	$227,597.55	619	83.00%	8.31%

% of collateral with silent seconds:	32.96
CLTV of loans with silent seconds:	99.65

Please provide DTI buckets (by 5) for all documentation types, showing:
Aggregate Balance, % Aggregate Balance, Average Balance, Fico, LTV, WAC, and % 2nd Lien

	DTI-Full Doc

					Weighted	Weighted	Weighted
		Aggregate Remaining	% Loans by Remaining	Average	Average	Average	Average
	DTI-Full Doc	Principal Balance	Principal Balance	Balance	FICO	LTV	Coupon	% 2nd Lien
	0.01 - 5.00	$3,993,816.43	0.66%	$249,613.53	653	90.30%	8.49%	0.00%
	5.01 - 10.00	3,707,461.18	0.61	195,129.54	626	86.48	8.662	1.72
	10.01 - 15.00	3,328,041.54	0.55	208,002.60	606	80.48	8.008	0
	15.01 - 20.00	10,364,478.22	1.71	167,169.00	611	78.66	8.165	0
	20.01 - 25.00	21,170,761.76	3.48	169,366.09	600	80.67	8.279	0.77
	25.01 - 30.00	38,166,098.01	6.28	187,088.72	604	80.55	8.11	0.35
	30.01 - 35.00	53,932,755.11	8.88	191,931.51	609	83.32	8.148	1.06
	35.01 - 40.00	95,629,834.88	15.74	199,644.75	610	82.09	8.018	0.93
	40.01 - 45.00	140,874,364.87	23.18	219,772.80	611	82.98	8.092	1.05
	45.01 - 50.00	210,693,252.09	34.67	211,752.01	599	83.68	8.103	1.07
	50.01 - 55.00	25,786,111.48	4.24	213,108.36	580	71.65	8.158	0
	Total:	$607,646,975.57	100.00%	$205,355.52	605	82.38%	8.11%	0.91%

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	DTI-Stated Doc

					Weighted	Weighted	Weighted
		Aggregate Remaining	% Loans by Remaining	Average	Average	Average	Average
	DTI-Stated Doc	Principal Balance	Principal Balance	Balance	FICO	LTV	Coupon	% 2nd Lien
	5.01 - 10.00	$916,867.34	0.24%	$229,216.84	650	88.36%	8.86%	0.00%
	10.01 - 15.00	3,778,787.96	0.98	198,883.58	650	86.19	8.928	0
	15.01 - 20.00	3,474,569.99	0.9	165,455.71	666	89.35	9.571	0
	20.01 - 25.00	9,414,686.01	2.43	218,946.19	647	85.16	9.182	0
	25.01 - 30.00	18,795,109.48	4.85	195,782.39	633	82.77	8.968	1.35
	30.01 - 35.00	35,910,365.21	9.27	215,032.13	648	85.24	8.85	1.73
	35.01 - 40.00	68,169,833.19	17.6	257,244.65	641	83.7	8.58	1.01
	40.01 - 45.00	95,087,073.74	24.55	266,350.35	646	83.64	8.634	1.38
	45.01 - 50.00	146,959,101.80	37.94	299,305.71	643	84.74	8.609	1.62
	50.01 - 55.00	4,864,190.46	1.26	256,010.02	576	72.69	8.883	0
	Total:	$387,370,585.18	100.00%	$261,383.66	643	84.16%	8.68%	1.36%

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	DTI-Limited Doc

					Weighted	Weighted	Weighted
		Aggregate Remaining	% Loans by Remaining	Average	Average	Average	Average
	DTI-Limited	Principal Balance	Principal Balance	Balance	FICO	LTV	Coupon	% 2nd Lien
	0.01 - 5.00	$1,884,123.01	1.55%	$314,020.50	625	87.05%	8.12%	0.00%
	5.01 - 10.00	1,917,771.18	1.58	273,967.31	635	82.73	8.042	0
	10.01 - 15.00	1,362,292.57	1.12	151,365.84	616	85.18	9.092	8.68
	15.01 - 20.00	3,718,422.28	3.06	265,601.59	645	81.09	8.048	1.5
	20.01 - 25.00	3,019,252.10	2.48	188,703.26	614	83.09	8.365	2.2
	25.01 - 30.00	9,856,931.43	8.11	240,412.96	602	78.97	8.283	0.61
	30.01 - 35.00	10,391,298.22	8.55	253,446.30	633	84.41	8.215	0
	35.01 - 40.00	21,564,610.70	17.74	269,557.63	617	81.92	8.02	0.51
	40.01 - 45.00	21,664,858.36	17.82	254,880.69	608	82.81	8.165	1.07
	45.01 - 50.00	41,758,380.83	34.35	269,408.91	606	82.8	8.113	0.81
	50.01 - 55.00	4,438,057.71	3.65	403,459.79	573	79.43	8.216	0
	Total:	$121,575,998.39	100.00%	$261,453.76	611	82.39%	8.15%	0.80%

TYPE	% of Total Collateral	Avg Loan Size	WAC	FICO	LTV	CLTV	DTI	% IO	% 2nd Lien	% ARM	% Full Doc	% N/O/O	% MI
1st Lien IO	21.86	339923.45	7.675	646	83.17	95.24	40.97	100	0	92.91	54.19	0.22
1st Lien Non-IO	77.09	217029.76	8.444	611	82.72	87.33	40.99	0	0	78.97	54.58	9.57
1st Lien ARMs (incl. IO)	81.19	248973.92	8.339	616	83.05	90.45	41.02	25.01	0	100	49.78	8.04
1st Lien Fixed (incl. IO)	17.76	190116.04	7.978	630	81.79	82.78	40.83	8.73	0	0	76.07	5.02
1st Lien Dual Amortization	28.27	283152.39	8.193	619	83.28	90.46	42.06	0	0	89.86	41.28	5.51
2nd Lien	1.06	53101.31	11.637	638	99.97	99.97	42.1	0	100	0	47.15	0
N/O/O	7.42	177097.87	9.148	658	88.06	89.05	33.08	0.64	0	87.99	34.9	100
2-4 Family	8.41	292615.76	8.506	642	82.78	90.08	40.33	15.35	1.26	84.55	36.28	20.92
MH
All Collateral	100	227597.55	8.31	619	83	89.19	41	21.86	1.06	81.19	54.42	7.42

Notes:
N/O/O is all 2nd Home and Investment Properties
Balloons includes 40-year amortizers with 30-year final
MI is lender-paid mortgage insurance
CLTV only for loans in pool (not including silent seconds, or known junior liens outside pool)

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